Consulting Agreement

THIS AGREEMENT made as of the 11th day of May, 2007.

B E T W E E N:

Britannia Law Office, or nominee,
 (the “Consultant”)

- and -

Avitar, Inc.
a body corporate with offices located in
the State of Massachusets
(the “Company”)

IN CONSIDERATION OF the mutual covenants, terms and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Services. The Consultant shall, during the Term (as defined below) provide the following services (the “Services”) to the Company, at such times as the Company may reasonably request:

1.           Assist with business development;
2.           Assist with SEC compliance matters;
3.           Liaise with corporate finance groups;
4.           Liaise with legal and accounting professionals acting forthe company; and
5.	Advise on potential mergers and acquisitions as the opportunities may arise;

It is expressly understood, agreed and warranted that with respect to the matters described in clauses (A) and (B) below the Consultant and/or each of its nominees has no obligation to provide services to or for the Company, and during the term of this Agreement will not provide services to or for the Company, (A) in connection with the offer or sale of securities in any capital raising transaction and (B) directly or indirectly to promote or maintain a market for the Company’s securities.

2.	Compensation.

(a)
the Company shall pay to the Consultant the sum of Ten Thousand ($10,000.00) Dollars per month for each month of the term (as hereinafter defined) of this agreement. This payment will not be due until such time as the Company receives additional funding.  In the event no such funding continues on at least a monthly or quarterly basis, this provision [Section 2(a)] is void.

(b)
the Company shall issue shares of common stock of  the Company in the aggregate amount equivalent to Fifty Thousand ($50,000.00) Dollars on the day prior to registration, specifically consisting of   shares equivalent to Twenty Five Thousand ($25,000.00) Dollars to nominee Cory Gelman and  shares equivalent to Twenty Five Thousand ($25,000.00) Dollars to nominee Michael Gelman, via S-8 registration, as soon as practicable following the execution of this agreement, and shall deliver these shares to the two designated nominees Cory Gelman and Michael Gelman  within three business days after registration;

(c)	The Company shall reimburse the Consultant for all reasonable expenses incurred in connection with this Agreement.

The Company shall pay to the Consultant the amount owing for each month, in advance, on the 15th day of each month of the term of this agreement. The Company shall pay all amounts as called for herein to such place as directed by the Consultant.

3.
Term. This Agreement shall commence as of the 11th  day of May, 2007 and shall remain in effect until the 10th  day of May, 2008 (the “Term”), provided that the parties may, in writing, agree to extend the Term. Notwithstanding the foregoing, this Agreement may be terminated at any time at the option of the Consultant or the Company, upon the failure of the other party  to comply with the covenants, terms and agreements of this Agreement and upon notice of such failure to such other party.

Upon any termination of this Agreement, the Consultant shall deliver to the Company all written or descriptive matter which has been developed, maintained or copied by the Consultant in furtherance of this Agreement, or which may contain Confidential Information (as defined below), including, but not limited to drawings, files, lists, plans, blueprints, papers, documents, tapes or any other such media. The Consultant shall secure all such written or descriptive matter in locked files at all times to prevent their loss or unauthorized disclosure, and to segregate Confidential Information at all times from the material of others. In the event of loss or destruction of any such written or descriptive matter, the Consultant shall promptly notify the Company of the particulars of the same in writing.

4.	Confidential Information.

(a)
     For the purposes of this Agreement, the term “Confidential Information” means all information disclosed to, or acquired by, the Consultant, its employees or agents in connection with, and during the term of this Agreement which relates to the Company’s past, present and future research, developments, systems, operations and business activities, including, without limiting the generality of the foregoing:

(i)	all items and documents prepared for, or submitted to, the Company in connection with this Agreement, and

(ii)	all information specifically designated by the Company as confidential;

but shall not include any information which was known to the Consultant, its employees or agents prior to the date hereof, or which was publicly disclosed otherwise than by breach of this Agreement.

(b)
      The Consultant acknowledges that pursuant to the performance of its obligations under this Agreement, it may acquire Confidential Information. The Consultant covenants and agrees, during the Term and following any termination of this Agreement, to hold and maintain all Confidential Information in trust and confidence for the Company and not to use Confidential Information other than for the benefit of the Company. Except as authorized in writing by the Company, the Consultant covenants and agrees not to disclose any Confidential Information, by publication or otherwise, to any person other than those persons whose services are contemplated for the purposes of carrying out this Agreement, provided that such persons agree in writing to be bound by, and comply with the provisions of this paragraph. The Consultant shall obtain similar covenants and agreements to those contained in this paragraph for the benefit of the Company from each of its employees or agents who are, or may be, exposed to Confidential Information.

5.	Warranties. The Consultant represents and warrants as follows:

(a)
That it is under no obligation or restriction, nor will it assume any such obligation or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning the services to be furnished by it under this Agreement.

(b)
That all items delivered to the Company pursuant to this Agreement are original and that no portion of such items, or their use or distribution, violates or is protected by any copyright or similar right of any third party.

(c)	That any information disclosed by the Consultant to the Company is not confidential and/or proprietary to the Consultant and/or any third party.

The Company represents and warrants and acknowledges as follows:

(a)           that the Consultant provides similar services to various other companies, and that the time spent delivering services will vary depending on the tasks at hand.
(b)	that there is no minimum monthly time allotted to the Company's requirements by the Consultant;
(c)	that the services to be provided to the Company will be provided as necessary, in the Consultants sole discretion.

6.
Trade Marks and Trade Names. Notwithstanding any other provision of this Agreement, the Consultant shall have no right to use the Trade Marks or Trade Names of the Company or to refer to this Agreement or the Services, directly or indirectly, in connection with any product, service, promotion or publication without the prior written approval of the Company.

7.
Notices. All notices, requests, demands or other communications required by this Agreement or desired to be given or made by either of the parties to the other hereto shall be given or made by fax or email to the last known fax or email address, and such communication shall constitute valid delivery of any notice as required hereunder.

8.
Consultant’s Agreement With its Employees. The Consultant will have an appropriate agreement with each of its employees or others whose services it may require, which Agreement shall be sufficient to enable it to comply with all the terms of this Agreement.

9.
Compliance With Laws. The Consultant agrees that it will comply with all applicable laws, ordinances, regulations and codes in the performance of its obligations under this Agreement, including the procurement of permits and certificates where required. The Consultant further agrees to hold harmless and indemnify the Company against any loss or damage to include reasonable solicitor’s fees that may be sustained by reason of the failure of the Consultant or its employees, agents or subcontractors to comply with such laws, ordinances, regulations and codes.

10.
Entire Agreement. This Agreement sets forth the entire Agreement between the parties hereto in connection with the subject matter hereof. No alteration, amendment or qualification of this Agreement shall be valid unless it is in writing and is executed by both of the parties hereto.

11.
Severability. If any paragraph of this Agreement or any portion thereof is determined to be unenforceable or invalid by the decision of any court by competent jurisdiction, which determination is not appealed or appealable, for any reason whatsoever, such unenforceability or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as if it did not contain the particular provision held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

12.
Further Assurances. The parties hereto covenant and agree that each shall and will, upon reasonable request of the other, make, do, execute or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of the this Agreement.

13.
Successors and Assigns. The Consultant may assign this Agreement or any interest herein or subcontract the performance of any Services, at its sole discretion to a Nominee, without the prior written consent of the Company. This Agreement shall enure to the benefit of and be binding on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

15.
Relationship. The Consultant shall perform the Services as an independent contractor. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of Company and agent or employer and employee between the parties hereto or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. The Consultant also agrees that it will not hold itself out as an affiliate of or partner, joint venturer, co-Company or co-employer with the Company, by reason of the Agreement and that the Consultant will not knowingly permit any of its employees, agents or representatives to hold themselves out as, or claim to be, officers or employees of the Company by reason of the Agreement. In the event that the Company is adjudicated to be a partner, joint venturer, co-Company or co-employer of or with the Consultant, the Consultant shall indemnify and hold harmless the Company from and against any and all claims for loss, liability or damages arising therefrom.

16.
Construction. In this Agreement, except as otherwise expressly provided , all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be read and construed as agreeing with the required word and pronoun.

17.
Headings. The division of this Agreement into paragraphs and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

AVITAR, INC.

Per:_____________________

BRITANNIA LAW OFFICE

Per:  ___________________